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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

FRED E. KASSNER (ESTATE OF)
________________________________________________________________________________
   (Last)                            (First)              (Middle)

69 SPRING STREET
________________________________________________________________________________
                                    (Street)

RAMSEY				NEW JERSEY		07446
________________________________________________________________________________
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)


________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

SMITH MIDLAND CORPORATION  (SMID)

________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person

     [_]  Form Filed by More than 1 Reporting Person



======================================================================
Table I -- Non-Derivative Securities Beneficially Owned
======================================================================


3. Ownership Form:
2. Amount of Securities	Direct (D) or  		4. Nature of Indirect
1. Title of Security	Beneficially Owned	Indirect (I)		Beneficial Ownership
   (Inst. 4)		Inst. 4)			(Inst. 5)		(Inst. 4)


COMMON STOCK		589,172			D






Explanation of Responses:
(1)	Includes 395,000 shares owned directly by H. T. Ardinger & Sons, Inc.
and 60,000 shares owned by Horace T. Ardinger, Jr. Mr. Ardinger is the President of H. T. Ardinger & Sons, Inc., and may be deemed to beneficially own the shares of common stock owned by H. T. Ardinger & Sons, Inc.



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


(Over)
SEC 1473 (3-99)


FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
5. Owner-
3. Title and Amount of Securities		ship
Underlying Derivative Security		Form of
2. Date Exercisable	(Instr. 4)				Derivative
and Expiration Date				4. Conver-	Security:
(Month/Day/Year)			Amount		sion or		Direct		6. Nature of
----------------------		or		Exercise		(D) or		Indirect
Date	Expira-			Number		Price of		Indirect		Beneficial
1. Title of Derivative	Exerc-	tion			of		Derivative	(I)		Ownership
Security (Inst. 4)	cisable	Date		Title	Shares		Security		(Inst. 5)	(Inst. 5)






Explanation of Responses:





/s/MICHELLE KASSNER, CO-EXECUTOR, ESTATE OF FRED E. KASSNER    June 25, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.